EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

MIDWEST ENERGY EMISSIONS CORP.

Midwest Energy Emissions Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

First: The name of the Corporation is Midwest Energy Emissions Corp.

Second: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is May 30, 2006, under the name of Digicorp, Inc.

Third: That Article First of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), relating to the name of the Corporation, is hereby amended to read as follows:

“FIRST: The name of the Corporation (hereinafter called the “Corporation”) is Birchtech Corp.”

Fourth: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL without the necessity of a meeting or vote of stockholders pursuant to Section 242(d)(1) of the DGCL.

Fifth: That this Certificate of Amendment to the Certificate of Incorporation shall be effective on the 17th day of October, 2024.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to its Certificate of Incorporation to be signed by its President and Chief Executive Officer this 2nd day of October, 2024.

MIDWEST ENERGY EMISSIONS CORP.

By:	/s/ Richard MacPherson
Name:	Richard MacPherson
Title:	President and Chief Executive Officer

State of Delaware

Secretary of State

Division of Corporations

Delivered 03:59 PM 10/03/2024

FILED 03:59 PM 10/03/2024